CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 65 to the Registration Statement on Form N-1A of Fidelity Charles Street Trust: Spartan Investment Grade Bond Fund, of our report dated November 6, 1998 on the financial statements and financial highlights included in the September 30, 1998 Annual Report to Shareholders of Spartan Investment Grade Bond Fund.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information.

 /s/PricewaterhouseCoopers LLP
 PricewaterhouseCoopers LLP
Boston, Massachusetts

June 18, 1999